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                                                                   Exhibit 18.10



           STOCK OPTION ASSUMPTION AGREEMENT BY AND BETWEEN CALIFORNIA
               COMMUNITY BANCSHARES, INC. AND PLACER CAPITAL CO.


WHEREAS, Placer Capital Co. ("PCC") has previously granted and intends in the future to grant options to purchase shares of PCC common stock ("PCC Options") pursuant to the Placer Capital Co. 1999 Stock Option Plan (the "PCC Plan") to eligible participants in the PCC Plan (the "Optionees"); and


WHEREAS, California Community Bancshares, Inc. ("CCB") desires to assume the PCC Options as and when such PCC Options become vested, and thereby to provide the Optionees the right upon exercise of their vested PCC Options to purchase shares of CCB common stock; and


WHEREAS, upon exercise of the vested PCC Options by the Optionees and upon the consent of each Optionee seeking to exercise an PCC Option to be bound by this Agreement and upon the payment of the exercise price set forth in their respective stock option agreements with PCC ("PCC Stock Option Agreements"), CCB will issue shares of CCB common stock to the Optionees at the rate for converting shares of PCC Common Stock into shares of CCB Common Stock in effect at the date of grant of each such PCC Option subject to a vested PCC Option;


NOW THEREFORE, in consideration of the mutual promises contained in this agreement, CCB and PCC hereby agree as follows:

1. Subject to the conditions set forth herein and to receipt of the consent of each Optionee seeking to exercise a PCC Option to be bound by the terms of this Agreement, and solely with respect to any PCC Option that has become or in the future becomes vested under the terms of the applicable PCC Option Agreement, PCC hereby assigns all of its rights under each of such PCC Stock Option Agreements and CCB hereby assumes all of the obligations of PCC under each of such PCC Stock Option Agreements, and subject to the conditions set forth herein CCB grants to the Optionees the right, upon exercise of their vested PCC Options, to purchase shares of CCB common stock.

2. CCB will issue shares of CCB common stock to each Optionee, upon payment of the exercise price set forth in the Optionee's PCC Stock Option Agreement, at the rate for converting shares of PCC Common Stock into shares of CCB Common Stock that was in effect at the date of grant of each such PCC Option subject to the Optionee's PCC Stock Option Agreement.

3. At the time of exercise, by executing a consent hereto, each Optionee seeking to exercise a PCC Option agrees to the assignment by PCC to CCB of all of PCC's rights under such


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     Optionee's PCC Stock Option Agreement and to the assumption by CCB of all of the obligations of PCC under such Optionee's PCC Stock Option Agreement.






                        Signature Page for PCC and CCB
                                      -2-
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4.   Further Actions. Each party agrees to perform any further acts and execute and deliver any further documents reasonably necessary to carry out the provisions of this Agreement.

5. Successors and Assigns. Except as explicitly provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

6. Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law if enforcement would not frustrate the overall intent of the parties (as such intent is manifested by all provisions of the Agreement, including such invalid, void or otherwise unenforceable portion).

7. Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof.

8. Headings. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular provision hereof.

9. Counterparts. This Agreement may be signed in multiple counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event this Agreement is signed in counterparts, each counterpart shall be deemed an original and all of the counterparts shall be deemed to be one agreement.

10. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.









         [The remainder of this page has been intentionally left blank.]




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         IN WITNESS WHEREOF, PCC and CCB have executed or have caused this
Agreement to be executed by their duly authorized officers this 30th day of March, 2001.



CALIFORNIA COMMUNITY BANCSHARES, INC.

By:
    -------------------------------------------
       Anat Bird, President


By:
    -------------------------------------------
       J. Thomas Byrom, Secretary



PLACER CAPITAL CO.


By:
    -------------------------------------------
       Richard W. Decker, Jr.,
       Chairman of the Board


By:
    -------------------------------------------
        J. Thomas Byrom,  Assistant Secretary



                         Signature Page for PCC and CCB


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         CONSENT TO ASSUMPTION OF STOCK OPTION AGREEMENT





         I, _______________, hereby consent to the assumption of my option(s) to acquire shares of Placer Capital Co. ("PCC") common stock by California Community Bancshares, Inc. ("CCB") pursuant to the terms of that certain Stock Option Assumption Agreement between PCC and CCB dated ______ __, 2001 (the "Stock Option Assumption Agreement"), and, upon payment to CCB of the exercise price for the options I seek to exercise, to the issuance to the undersigned of shares of CCB common stock in lieu of shares of PCC common stock, in an amount calculated pursuant to Section 2 of the Stock Option Assumption Agreement.


         IN WITNESS WHEREOF, the Optionee named below has executed this ____ day of ________, 200_.


OPTIONEE

------------------------------------------------------------
[typed name of optionee]




                  Signature Page for Exercising Optionee